Exhibit 33.2

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

MUFG Union Bank, N.A. (the “Bank”), a wholly-owned subsidiary of MUFG Americas Holdings Corporation, provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: Appendix A identifies the asset-backed securities transactions covered by this report and includes the auto retail installment contracts serviced by American Honda Finance Corporation (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria: 1122(d) 1(i), 1(ii), 1(iii),1(iv), 1(v),  2(i), 2(iii), 2(iv), 2(v), 2(vi), 2(vii), 3(i), 4(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix),4(x), 4(xi), 4(xii), 4(xiii), 4(xiv), and 4(xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period: As of March 31, 2018 and for the period from April 1, 2017 to March 31, 2018 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	The Bank is responsible for assessing its compliance with the Applicable Servicing Criteria.
2.

The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period. In performing this assessment, management has used the criteria set by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	With respect to servicing criterion 1122(d)(3)(ii), the Bank is not responsible for allocating amounts due to investors.
4.	The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

MUFG UNION BANK, N.A.

By:	/s/ Evelyn Furukawa
Evelyn Furukawa Director

By:	/s/ Susana Ryan
Susana Ryan Director

May 25, 2018

A member of MUFG, a global financial group

Appendix A

The auto retail installment contracts serviced by American Honda Finance Corporation include:

HONDA AUTO RECEIVABLES 2014-2 OWNER TRUST

HONDA AUTO RECEIVABLES 2015-3 OWNER TRUST